Exhibit 4.14
SCHEDULE OF STOCKHOLDERS WHO HAVE EXECUTED A BOARD REPRESENTATIVE LETTER AGREEMENT IN THE FORM OF BOARD REPRESENTATIVE LETTER AGREEMENT FILED AS EXHIBIT 4.2 TO FIRSTSUN CAPITAL BANCORP’S CURRENT REPORT ON FORM 8-K DATED FEBRUARY 21, 2025 AND FILED WITH THE SEC ON FEBRUARY 25, 2025 (this “Schedule”).

This Schedule of stockholders who have executed a Board Representative Letter Agreement in the form of Board Representative Letter Agreement is included pursuant to Instruction 2 of Item 601(a) of Regulation S-K for the purposes of setting forth the material details in which the specific Board Representative Letter Agreements executed in the form of Board Representative Letter Agreement differ from the form as of February 21, 2025.

Name of Stockholder	Class of Director Nominee	Effective Date
JLL/FCH Holdings I, LLC	II	February 21, 2025
Aquiline SGB Holdings LLC	III	February 21, 2025
Mollie Hale Carter Trust Stockholder Group	III	February 21, 2025
Karen Hale Young Trust Stockholder Group	I	February 21, 2025